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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated September 1, 2004, accompanying the financial statements of First Federal Savings and Loan Association of Hazard as contained in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 and Form MHC-2 of Kentucky First Federal Bancorp and the Form MHC-1 of First Federal Savings and Loan of Hazard to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision on or about November 4, 2004. We consent to the use of the aforementioned report in the referenced Registration Statement and Forms MHC-1 and MHC-2 and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP

Cincinnati, Ohio
November 3, 2004